Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 9, 2021 (September 7, 2021 as to the convenience translation described in Note 3 and share split in Note 34) relating to the financial statements of TDCX Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Singapore

September 7, 2021